Exhibit 99.1

Morgan Stanley Reports First Quarter 2018

•    Record Net Revenues of $11.1 Billion and Record
  Net Income of $2.7 Billion1,2,3

•    Earnings per Diluted Share of $1.45

•    Strong Performance across all Business Segments
  and Geographies

•    Results Reflect Significant Operating Leverage
  Achieved Through Strong Expense Discipline
James P. Gorman, Chairman and Chief Executive Officer, said, “We delivered very strong results this quarter, with record revenues and net income - and an ROE above our target range.  Each of our businesses performed well, with significant client engagement across our global franchise, and Sales and Trading a particular highlight in a more active environment.”

Financial Overview

NEW YORK, April 18, 2018 – Morgan Stanley (NYSE: MS) today reported net revenues of $11.1 billion for the first quarter ended March 31, 2018 compared with $9.7 billion a year ago.  For the current quarter, net income applicable to Morgan Stanley was $2.7 billion, or $1.45 per diluted share, 4 compared with net income of $1.9 billion, or $1.00 per diluted share, for the same period a year ago.4

Compensation expense of $4.9 billion increased from $4.5 billion a year ago on higher revenues.  Non-compensation expenses of $2.7 billion increased from $2.5 billion a year ago principally on higher volume driven expenses.  The Firm’s expense efficiency ratio for the current quarter was 69%.5

The annualized return on average common equity was 14.9% and return on average tangible common equity was 17.2% in the current quarter.6

Summary of Segment Results
(dollars in millions)

	Net Revenues		Pre-Tax Income[7]
	1Q 2018	1Q 2017	1Q 2018	1Q 2017
Institutional Securities	$6,100	$5,152	$2,112	$1,730
Wealth Management	$4,374	$4,058	$1,160	$973
Investment Management	$718	$609	$148	$103
Firm	$11,077	$9,745	$3,420	$2,808
Business Highlights

•
Institutional Securities net revenues were $6.1 billion reflecting strength across our sales and trading franchise; Investment Banking Ranked #1 in Global Announced and Completed M&A and Global Equity.[8]

•	Wealth Management reported net revenues of $4.4 billion, record pre-tax income of $1.2 billion and a pre-tax margin of 26.5%;[9] Strong fee-based asset flows of $18.2 billion for the quarter.
•	Investment Management net revenues were $718 million reflecting higher management fees; Continued positive long-term net flows in the quarter.[10]

Media Relations: Michele Davis 212-761-9621	Investor Relations: Sharon Yeshaya 212-761-1632

Institutional Securities

Institutional Securities reported pre-tax income from continuing operations of $2.1 billion compared with pre-tax income of $1.7 billion a year ago.  Net revenues for the current quarter were $6.1 billion compared with $5.2 billion a year ago.3

•	Investment Banking revenues of $1.5 billion compared with $1.4 billion a year ago:

-	Advisory revenues of $574 million increased from $496 million a year ago reflecting the impact of higher M&A fee realizations.

-	Equity underwriting revenues of $421 million increased from $390 million in the prior year quarter primarily reflecting higher market volumes.

-	Fixed income underwriting revenues of $518 million decreased from $531 million in the prior year quarter primarily reflecting lower debt issuance volumes.

•	Sales and Trading net revenues of $4.4 billion increased from $3.5 billion a year ago:

-	Equity sales and trading net revenues of $2.6 billion increased from $2.0 billion a year ago reflecting strong performance across products and regions on higher levels of client activity.

-
Fixed Income sales and trading net revenues of $1.9 billion increased from $1.7 billion a year ago reflecting higher results in foreign exchange and commodities, partially offset by lower results in credit products and rates.

-
Other sales and trading net losses of $29 million compared with net losses of $234 million in the prior year period reflecting higher revenues on economic hedges related to the Firm’s long-term debt and lower losses associated with corporate loan hedging activity.

•	Other revenues of $136 million decreased from $173 million a year ago primarily reflecting lower gains associated with held-for-sale corporate loans.

•
Compensation expense of $2.2 billion increased from $1.9 billion a year ago driven by higher revenues.  Non-compensation expenses of $1.8 billion for the current quarter increased from $1.6 billion a year ago principally on higher volume driven expenses.[3]

Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $46 million compared with $38 million from the fourth quarter of 2017 and $44 million in the first quarter of the prior year.11

Wealth Management

Wealth Management reported pre-tax income from continuing operations of $1.2 billion compared with $973 million in the first quarter of last year.  The quarter’s pre-tax margin was 26.5%.9  Net revenues for the current quarter were $4.4 billion compared with $4.1 billion a year ago.

•	Asset management revenues of $2.5 billion increased from $2.2 billion a year ago reflecting higher asset levels and positive flows.

•
Transactional revenues[12] of $747 million decreased from $823 million a year ago primarily driven by losses related to investments associated with certain employee deferred compensation plans compared with gains in the prior year quarter.

•
Net interest income of $1.1 billion increased from $994 million a year ago driven by higher interest rates and growth in bank lending.  Wealth Management client liabilities were $80 billion at quarter end compared with $74 billion in the prior year quarter.[13]

•
Compensation expense for the current quarter of $2.5 billion increased from $2.3 billion a year ago on higher revenues.  Non-compensation expenses of $764 million were essentially unchanged from a year ago.

Total client assets were $2.4 trillion and client assets in fee-based accounts were $1.1 trillion at the end of the quarter.  Fee-based asset flows for the quarter were $18.2 billion.

Wealth Management representatives of 15,682 produced average annualized revenue per representative of $1.1 million in the current quarter.14

Investment Management

Investment Management reported pre-tax income from continuing operations of $148 million compared with $103 million in the first quarter of last year.  Net revenues of $718 million increased from $609 million in the prior year.3

•	Asset management revenues of $626 million increased from $517 million in the prior year quarter driven by higher levels of assets under management.

•	Investment revenues of $77 million decreased from $98 million in the prior year quarter primarily driven by lower investment gains in certain private equity funds compared with the quarter a year ago.

•
Compensation expense for the current quarter of $304 million increased from $279 million a year ago on higher revenues.  Non-compensation expenses of $266 million increased from $227 million a year ago driven by higher brokerage and clearing expenses.[3]

•	Total assets under management or supervision at March 31, 2018 were $469 billion compared with $421 billion a year ago.

Capital

As of March 31, 2018, the Firm’s Common Equity Tier 1 and Tier 1 risk-based capital ratios under the fully phased-in Standardized Approach were approximately 15.6% and 17.8%, respectively; the fully phased-in Supplementary Leverage Ratio was approximately 6.3%.15,16

At March 31, 2018, book value and tangible book value per common share were $39.19 and $34.04,17 respectively, based on approximately 1.8 billion shares outstanding.

Other Matters

The effective tax rate from continuing operations for the quarter was 20.9%, which reflected a recurring-type of discrete tax benefit of $147 million associated with employee share-based payments.18

During the quarter ended March 31, 2018, the Firm repurchased approximately $1.25 billion of its common stock or approximately 22 million shares.

The Board of Directors declared a $0.25 quarterly dividend per share, payable on May 15, 2018 to common shareholders of record on April 30, 2018.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

NOTICE:

The information provided herein and in the financial supplement may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements including the attainment of certain financial and other targets, objectives and goals.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially.  For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2017 and other items throughout the Form 10-K and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors and analysts in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

2 Net revenues of $11.1 billion and net income applicable to Morgan Stanley of $2.7 billion represent records for a reported quarterly period after excluding the impact of debt valuation adjustments (DVA), which were previously reflected in net revenues in prior periods, and reflecting the current reporting structure of the Firm (i.e. exclusive of discontinued operations).  Net revenues and net income applicable to Morgan Stanley, excluding the impact of DVA, were non-GAAP financial measures in those prior periods that were reconciled to the comparable GAAP financial measures in the respective quarterly reports filed on Form 10-Q.

3 Effective January 1, 2018, the Firm adopted new accounting guidance related to Revenue from Contracts with Customers, which among other things, requires a gross presentation of certain costs that were previously netted against net revenues.  As a result, the Firm recorded an increase to net revenues and non-compensation expenses of $79 million, of which $72 million was reported in the Institutional Securities segment and $23 million in the Investment Management segment.  In addition, the Firm included an intersegment elimination of $(16) million related to intercompany activity.  This change in presentation did not have an impact on net income.  Prior periods have not been restated pursuant to this guidance.

4 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the first quarter of 2018 and 2017 of approximately $93 million and $90 million, respectively.

5 The Firm Expense Efficiency Ratio represents total non-interest expenses as a percentage of net revenues.

6 Annualized return on average common equity, annualized return on average tangible common equity and  tangible common equity are non-GAAP financial measures that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average common equity and return on average tangible common equity uses annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity and average tangible common equity, respectively.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.

7 Pre-tax income represents income (loss) from continuing operations before taxes.

8 Source: Thomson Reuters – for the period of January 1, 2018 to March 31, 2018 as of April 2, 2018.

9 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors and analysts to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

10 Long-term net flows include the equity, fixed income and alternative/other asset classes and exclude the liquidity asset class.

11 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in the Annual Report on Form 10-K for the year ended December 31, 2017 (“2017 Form 10-K”).  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

12 Transactional revenues include investment banking, trading, and commissions and fee revenues.

13 Wealth Management client liabilities reflect U.S. Bank Subsidiaries’ lending and broker dealer margin activity.

14 Annualized revenue per Wealth Management representative is defined as annualized revenue divided by average representative headcount.

15 The Firm’s risk-based capital ratios for purposes of determining regulatory compliance are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk and market risk risk-weighted assets (RWAs) (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At March 31, 2018, the Firm’s ratio is based on the Standardized Approach fully phased-in rules.  Regulatory compliance was determined based on capital ratios calculated under transitional rules until December 31, 2017.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 2017 10-K.

16 The Supplementary Leverage Ratio became effective as a capital standard on January 1, 2018.  As such, the Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s Supplementary Leverage Ratio utilizes a fully phased-in Tier 1 capital numerator of approximately $69.2 billion and a fully phased-in supplementary leverage exposure denominator of approximately $1.09 trillion.

17 Tangible book value per common share is a non-GAAP financial measure that the Firm considers to be a useful measure of capital adequacy for investors and analysts.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

18 The income tax consequences related to share-based payments are recognized in Provision for income taxes in the consolidated income statement, and may be either a benefit or a provision.  Conversion of employee share-based awards to Firm shares will primarily occur in the first quarter of each year.  The impact of recognizing excess tax benefits upon conversion of awards in the first quarter 2018 was a benefit of $147 million to Provision for income taxes.

Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:
	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017	Dec 31, 2017	Mar 31, 2017
Net revenues
Institutional Securities	$6,100	$4,523	$5,152	35%	18%
Wealth Management	4,374	4,407	4,058	(1%)	8%
Investment Management	718	637	609	13%	18%
Intersegment Eliminations	(115)	(67)	(74)	(72%)	(55%)
Net revenues	$11,077	$9,500	$9,745	17%	14%

Income (loss) from continuing operations before tax
Institutional Securities	$2,112	$1,235	$1,730	71%	22%
Wealth Management	1,160	1,150	973	1%	19%
Investment Management	148	80	103	85%	44%
Intersegment Eliminations	0	6	2	*	*
Income (loss) from continuing operations before tax	$3,420	$2,471	$2,808	38%	22%

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$1,627	$357	$1,214	*	34%
Wealth Management	914	315	647	190%	41%
Investment Management	127	(35)	67	*	90%
Intersegment Eliminations	0	6	2	*	*
Net Income (loss) applicable to Morgan Stanley	$2,668	$643	$1,930	*	38%
Earnings (loss) applicable to Morgan Stanley common shareholders	$2,575	$473	$1,840	*	40%

Financial Metrics:

Earnings per basic share	$1.48	$0.27	$1.02	*	45%
Earnings per diluted share	$1.45	$0.26	$1.00	*	45%
Earnings per diluted share excluding intermittent net discrete tax provision / benefit	$1.45	$0.84	$1.01	73%	44%

Return on average common equity	14.9%	2.7%	10.7%
Return on average common equity excluding intermittent net discrete tax provision / benefit	14.9%	8.6%	10.7%

Return on average tangible common equity	17.2%	3.1%	12.3%
Return on average tangible common equity excluding intermittent net discrete tax provision / benefit	17.2%	9.8%	12.4%

Book value per common share	$39.19	$38.52	$37.48
Tangible book value per common share	$34.04	$33.46	$32.49

Notes:
- Refer to End Notes, Definition of U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 16 from the Financial Supplement for additional information related to the calculation of the financial metrics.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017	Dec 31, 2017	Mar 31, 2017
Revenues:
Investment banking	$1,634	$1,548	$1,545	6%	6%
Trading	3,770	2,246	3,235	68%	17%
Investments	126	325	165	(61%)	(24%)
Commissions and fees	1,173	1,064	1,033	10%	14%
Asset management	3,192	3,102	2,767	3%	15%
Other	207	220	229	(6%)	(10%)
Total non-interest revenues	10,102	8,505	8,974	19%	13%

Interest income	2,860	2,586	1,965	11%	46%
Interest expense	1,885	1,591	1,194	18%	58%
Net interest	975	995	771	(2%)	26%
Net revenues	11,077	9,500	9,745	17%	14%
Non-interest expenses:
Compensation and benefits	4,914	4,279	4,466	15%	10%

Non-compensation expenses:
Occupancy and equipment	336	339	327	(1%)	3%
Brokerage, clearing and exchange fees	627	537	509	17%	23%
Information processing and communications	478	471	428	1%	12%
Marketing and business development	140	190	136	(26%)	3%
Professional services	510	547	527	(7%)	(3%)
Other	652	666	544	(2%)	20%
Total non-compensation expenses	2,743	2,750	2,471	--	11%

Total non-interest expenses	7,657	7,029	6,937	9%	10%

Income (loss) from continuing operations before taxes	3,420	2,471	2,808	38%	22%
Income tax provision / (benefit) from continuing operations	714	1,810	815	(61%)	(12%)
Income (loss) from continuing operations	2,706	661	1,993	*	36%
Gain (loss) from discontinued operations after tax	(2)	2	(22)	*	91%
Net income (loss)	$2,704	$663	$1,971	*	37%
Net income applicable to nonredeemable noncontrolling interests	36	20	41	80%	(12%)
Net income (loss) applicable to Morgan Stanley	2,668	643	1,930	*	38%
Preferred stock dividend / Other	93	170	90	(45%)	3%
Earnings (loss) applicable to Morgan Stanley common shareholders	$2,575	$473	$1,840	*	40%

Pre-tax profit margin	31%	26%	29%
Compensation and benefits as a % of net revenues	44%	45%	46%
Non-compensation expenses as a % of net revenues	25%	29%	25%
Firm expense efficiency ratio	69%	74%	71%
Effective tax rate from continuing operations	20.9%	73.2%	29.0%

Notes:	- Refer to End Notes, Definition of U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 16 from the Financial Supplement for additional information.